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                                                                   EXHIBIT 10.36


                                                                  EXECUTION COPY





                  FIFTH AMENDMENT, WAIVER AND CONSENT dated as of April 21, 1997 (the "Agreement") among SMITH TECHNOLOGY CORPORATION (formerly known as Smith Environmental Technologies Corporation), BCM ENGINEERS INC., a Pennsylvania corporation, BCM ENGINEERS INC., an Alabama corporation, RIEDEL ENVIRONMENTAL SERVICES INC., each of the Lenders which are parties to the Loan Agreement, as hereinafter defined, and THE CHASE MANHATTAN BANK (formerly known as Chemical
Bank), as Agent for the Lenders. This Agreement is entered into in connection with a certain Loan and Security Agreement dated as of October 18, 1995 (as amended through the date hereof, the "Loan Agreement") among the parties to this Agreement. Terms which are capitalized herein and not otherwise defined shall have the meanings ascribed to them in the Loan Agreement.

                  WHEREAS, the Lenders, the Agent and the Borrowers entered into the Fourth Amendment, Waiver and Consent to the Loan Agreement, dated as of January 14, 1997 (the "Fourth Amendment"), the effectiveness of which was subject to the fulfillment of various conditions precedent, the failure of which to occur as of the date of execution of the Fourth Amendment, and which failure continues as of the date hereof, has rendered the Fourth Amendment ineffective; and

                  WHEREAS, because the various waivers granted by the Lenders pursuant to Sections 1, 2 and 3 of the Fourth Amendment are not effective, the payment default and financial covenant violations described in Section 3 of the Fourth Amendment, the other defaults described in the Fourth Amendment, as well as certain Specified Defaults (as hereinafter defined) continue to be Events of Default as of the date hereof; and

                  WHEREAS, the Borrower has requested the Agent and the Lenders to consider granting a waiver of the Specified Defaults and (ii) amending the Loan Agreement in various respects, and the Agent and the Lenders have so agreed, upon the terms and subject to the conditions contained in this Agreement;

                  NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.         AFFIRMATION OF INDEBTEDNESS AND OTHER LIABILITIES.

                  (a) Each of the Borrowers acknowledges, agrees and certifies to the Agent and the Lenders that as of the close of business on April 21, 1997, the aggregate outstanding and unpaid principal amount of (i) the Revolving Loans equals $25,288,033.23, of which $6,706,700.00 equals the Overadvance, which shall mean the amount by which the Consolidated Borrowing Base is exceeded by the aggregate outstanding principal balance of the Revolving
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Loans, as of any date of determination and (ii) the Term Loans equals
$3,588,471.06. Each of the Borrowers (i) represents and warrants to the Lenders that with respect to the Liabilities there is no offset, defense, claim or counterclaim of any nature whatsoever (whether known or unknown) as of the date hereof, including without limitation any offset, defense, claim or counterclaim arising under the U.S. Bankruptcy Code (the "Code") and (ii) waives any such offset, defense, claim or counterclaim to the extent the same may exist as of the date hereof, whether known or unknown;

                  (b) Each of the Borrowers acknowledges and agrees that the prompt payment and performance when due of all Liabilities is guaranteed by each Borrower pursuant to an instrument of Continuing Unconditional Guaranty dated as of October 18, 1995 (each such instrument a "Guaranty") executed in favor of the Agent and the Lenders by such Borrower (in such capacity, a "Guarantor") and each Borrower acknowledges and agrees that the Guaranty executed by it continues to be valid, binding and enforceable against it; and

                  (c) Each of the Borrowers acknowledges and agrees that the lien and security interest held by the Agent for the ratable benefit of the Lenders in and to the Collateral continues to be a perfected lien against the Collateral, subject to no other liens or encumbrances thereon except for Permitted Liens.

SECTION 2. WAIVER AND MODIFICATION OF PRIOR CONSENTS. Subject to the terms and conditions hereof, the Lenders hereby waive the Specified Defaults, as hereinafter defined, as Events of Default; provided, however, that the Lenders' waiver of the Specified Defaults, as Events of Default, shall not constitute, and shall not be deemed to constitute, a waiver of any other existing Event of Default, whether or not known to the Lenders, or any future Event of Default whatsoever. As used herein, the term "Specified Defaults" shall mean (i) the previous collateral reporting irregularities relating to certain Accounts (the "Referenced Accounts"), (ii) the failure of the Borrowers to repay the Overadvance in full; (iii) the violation of certain representations and warranties relating to Referenced Accounts; (iv) the failure to comply with financial covenants in prior reporting periods, through the reporting period ending February 28, 1997, (v) the entry of a judgment in the District Court of Dallas County, Texas, 101st Judicial District in the amount of $465,842.06 in favor of Winstead, Sechrest & Minick, P.C., against Smith Technology (the "Winstead Judgment"), provided that (A) the disposition, payment or satisfaction of the Winstead Judgment occurs on or before September 30, 1997 in a manner satisfactory to the Agent, (B) the entry of the Winstead Judgment does not create a lien on any property of any Borrower or Account Owner and (C) the holder of the Winstead Judgment does not take any action or commence any proceeding, the effect of which is to create or impose such lien, or take any action or commence any proceeding, to enforce or execute on the Winstead Judgment or levy or foreclose upon any such lien, (vi) the entry of a judgment in the Montgomery County (Pennsylvania) Court of Common Pleas - Civil Division in the amount of $1,094,038.72 in favor of Gravers Company, against BCM (the "Gravers Judgment"), provided that (A) the disposition, payment or satisfaction of the Gravers Judgment occurs on or before September 30, 1997 in a manner satisfactory to the Agent, (B) the entry of the Gravers Judgment does not create a lien on any property of any Borrower or Account Owner and (C) the holder of the Gravers Judgment does not take any action or commence any proceeding, the effect of which is to create or impose such lien, or take any action or commence any proceeding, to enforce or execute on the Gravers Judgment or levy or foreclose upon any such lien, and (vii)


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any other Default specified in Sections 1, 2 and 3 of the Fourth Amendment, provided, however, that the conditions to the effectiveness of the waiver of such other Defaults set forth in the following subparagraphs of Section 3 of the Fourth Amendment shall be fully incorporated herein by reference thereto as if fully repeated and restated herein: Section 3(f), (g), (h), (i) and (j). In addition, the Lenders hereby revoke the consent given by them pursuant to
Section 1 and Section 2 of the Fourth Amendment to the payment in cash, at any time after the date of this Agreement, of any ESOP Dividends, or to the redemption for cash, at any time after the date of this Agreement, of any shares of ESOP Stock, unless any such payment or redemption is made strictly in accordance with the terms of Paragraph 14(l)(I) of the Loan Agreement.

SECTION 3. RESTRUCTURING OF REVOLVING LINE OF CREDIT. The Lenders and the Borrowers hereby agree to restructure the Revolving Line of Credit, effective as of April 21, 1997, by (a) eliminating the Unbilled Account Subline and eliminating from the Consolidated Borrowing Base all Eligible Unbilled Accounts,
(b) adding a new dollar component to the Consolidated Borrowing Base in an aggregate amount equal to the sum of (i) $8,000,000, at all times prior to August 1, 1997, (ii) $6,000,000 (or $5,500,000, in the event a prepayment of the Term Loans made in accordance with the terms of Paragraph 3(d) of the Loan Agreement shall not have occurred by August 1, 1997) at all times on and after August 1, 1997 and prior to October 2, 1997 and (iii) $-0-, at all times on and after October 2, 1997, (c) converting into a separate term loan that portion of the outstanding Revolving Loans which, as of April 21, 1997, represents advances made by the Lenders against Eligible Unbilled Accounts (as so converted, the "Unbilled Term Loan") and (d) permanently reducing the Revolving Line of Credit from $27,000,000 to $24,500,000 until October 2, 1997, at which time the Revolving Line of Credit shall automatically and permanently reduce to $23,500,000.

SECTION 4. UNBILLED TERM LOAN. The aggregate amount of the original principal indebtedness outstanding under the Unbilled Term Loan shall be evidenced by the Borrowers' joint and several promissory notes payable to each Lender, each in the form of Exhibit F to this Agreement (each an "Unbilled Term Note"). The Borrowers jointly and severally warrant and represent to the Agent and the Lenders that as of April 21, 1997, the outstanding and unpaid principal balance of the Unbilled Term Loan equals $4,435,863.00, and the Borrowers hereby acknowledge that they are, and hereby confirm their agreement to be, jointly and severally liable for the payment and satisfaction in full in cash of the principal amount of the Unbilled Term Loan, and all accrued and unpaid interest thereon and further confirm that all Liabilities arising from or relating to the Unbilled Term Loan, and the payment and performance of each of the Unbilled Term Notes, are secured by the Collateral. The unpaid principal balance of the Unbilled Term Loan shall be paid in successive weekly installments of $25,000 per week, the first of which installments shall be due and payable on April 25, 1997, and the remaining installments of which shall be due and payable on the last Business Day of each week thereafter, until paid and satisfied in full, provided, however, that the unpaid principal balance of the Unbilled Term Loan, and all accrued and unpaid interest thereon, shall be due and payable in full on the applicable Maturity Date. If, as of any date of determination on or after April 21, 1997, the then outstanding principal balance of the Unbilled Term Loan exceeds an amount equal to fifty per cent (50%) of the Eligible Unbilled Accounts of the Borrowers as of such date, then the Borrowers shall immediately make a mandatory prepayment of the unpaid principal balance of the Unbilled Term Loan, in an amount equal to the amount of such excess, to be applied in the inverse order of payment of the scheduled installments of principal thereof. Interest accrued


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on the Unbilled Term Loan shall be payable monthly in arrears, on the first day of each month, and shall accrue on the unpaid principal balance thereof at the per annum rate of the ABR plus the Applicable Margin. The Agent is hereby authorized to debit any Borrower's loan account with the amount of each installment of interest on and principal of the Unbilled Term Loan, as and when such installments become due and payable.

SECTION 5. APPLICATION OF PROCEEDS OF COLLATERAL. The Borrowers jointly and severally agree that, notwithstanding any understanding or provision in the Loan Agreement or any Other Agreement to the contrary, unless otherwise directed by the Agent in writing, as the Agent and the Lenders may direct in their sole and absolute discretion, all cash Proceeds arising from the sale, transfer or other disposition of each of the kinds or types of property which constitutes Collateral shall be immediately delivered to, and applied by, the Agent, as a mandatory prepayment of the Liabilities, in such order as the Agent and the Lenders may determine, in their sole and absolute discretion.

SECTION 6. AMENDMENTS TO LOAN AGREEMENT. Upon the fulfillment of the conditions set forth in Section 7 hereof, the Loan Agreement is hereby amended as follows:

                  (a) Paragraph 1. Definitions. The definitions of the terms (i) BCM Borrowing Base, BCM Subline, Borrowing Base, Riedel Borrowing Base, Riedel Subline, Smith Environmental Borrowing Base, Smith Environmental Subline, Subline, Term Loan Maturity Date and Unbilled Account Subline are deleted in their entireties and (ii) Excess Availability, Net Income, Note, Revolving Line of Credit, Term Loan Commitment and Total Credit Facility are deleted in their entirety and the following definitions are substituted in lieu thereof. In addition, the terms "Administrative Borrower", "ESOP Dividend", "ESOP Stock", "Fifth Amendment", "Gould Arbitration Award", "Gould Settlement Agreement", "Gravers Settlement Agreement", "Intangible Assets, "Joint Venture Arrangement", "Maturity Date", "Mutual Pharmaceutical Settlement Agreement", "Net Worth", "Note", "PRP Group", "Repayment Conditions", "Stock Repurchase Agreement", "U-Max Litigation", and "Winstead Settlement Agreement", and the definitions thereof, are added to Paragraph 1 in the appropriate alphabetical order:

                  "Administrative Borrower" shall mean Smith Technology, or such other Borrower as the Board of Directors of Smith Technology may designate in advance, in writing, to the Agent, to perform the functions of the Administrative Borrower to be performed by it pursuant to Paragraphs 4 and 6 hereof.

                  "ESOP Dividend" means dividends payable in cash to the ESOP, as holder of the ESOP Stock, or to any other holders of the ESOP Stock.

                  "ESOP Stock" means the outstanding shares of non-voting preferred stock of Smith Technology.

                  "Excess Availability" means as of any date of determination by the Agent, the excess, if any, of (i) an amount equal to the excess, if any, of the Consolidated Borrowing Base over the then applicable sum set forth in


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                  clause (y) of Paragraph 2 (b)(1), over (ii) the outstanding
                  Revolving Loans and Letter of Credit Obligations. For purposes of calculating Excess Availability, the Agent may, in the exercise of its commercially reasonable credit judgment, establish a reserve in an aggregate amount based on the Borrowers' outstanding trade payables which are not current or which are past due in any material respect, as of such date of determination, to the extent thereof.

                  "Fifth Amendment" shall mean the Fifth Amendment, Waiver and Consent, dated as of April 21, 1997, among the Lenders, the Agent and the Borrowers.

                  "Gould Arbitration Award" shall mean the arbitration award in the amount of $4,500,000 made on or about June 27, 1996 against Smith Technology in favor of the PRP Group.

                  "Gould Settlement Agreement" shall mean the Settlement Agreement dated as of January 4, 1997 between Smith Technology and the PRP Group.

                  "Gravers Settlement Agreement" shall mean the settlement agreement which may be entered after the date of the Fifth Amendment between BCM and Gravers Company.

                  "Intangible Assets" shall mean, with respect to any Person as of any date of determination, the book value of all assets of such Person classified as intangible under GAAP, including without limitation, good will, deferred taxes, trademarks, trade names, patents, copyrights, and licenses.

                  "Joint Venture Arrangement" shall mean any joint venture agreement or arrangement, whether or not in writing, between or among Smith Technology and/or any other Borrower, on the one hand, and one or more unrelated Persons, on the other hand, the primary purpose of which relates to the provision of environmental remediation or consultation, or other technological services.

                  "Maturity Date" shall mean (i) October 2, 1997, in the event that the Repayment Conditions shall not have occurred on or before such date or (ii) October 18, 1998, in the event that the Repayment Conditions shall have occurred on or before October 2, 1997.

                  "Mutual Pharmaceutical Settlement Agreement" shall mean the settlement agreement dated September 12, 1996, as amended, among Mutual Pharmaceutical Company, Inc., Smith Technology and BCM.

                  "Net Income" (or Net Loss) shall mean, with respect to any Person and its subsidiaries, on a consolidated basis, for any period, the aggregate income (or loss) of such Person for such period which shall be an amount


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                  equal to revenues and other proper items of income for such
                  Person, less the aggregate for such Person of any and all items that are treated as expenses under GAAP, less Federal, state and local income taxes, but excluding any extraordinary gains or losses or any gains or losses from the sale or disposition of assets other than in the ordinary course of business, and less dividends charged to income during such period, all computed and calculated in accordance with GAAP applied on a consistent basis.

                  "Net Worth" shall mean, with respect to any Person as of any date of determination, an amount equal to the sum of (i) the amount appearing on the balance sheet, as of the most recently ended financial period, of such Person, under the caption "common stockholders' equity" or under a similarly worded caption plus (ii) the outstanding principal balance as of such date of all debt securities which are Junior Securities and the value as of such date of all equity securities which are Junior Securities, such value to be based on the amount carried on the books of the issuer of such equity securities and reflected on its balance sheet as of the most recently ended financial period.

                  "Note" shall mean a Revolving Note, a Term Note or an Unbilled Term Note.

                  "PRP Group" shall mean each of the parties to the Gould Settlement Agreement other than Smith Technology or any other Borrower.

                  "Repayment Conditions" shall mean the permanent repayment (i) in full of all Revolving Loans made against the component of the Consolidated Borrowing Base described in Paragraph 2(b)(1)(y) and (ii) of all Revolving Loans to an aggregate outstanding principal amount not to exceed $23,500,000.

                  "Revolving Line of Credit" shall mean the sum of (i) $24,500,000, during the period from the date of the Fifth Amendment through and including October 1, 1997 and (ii) $23,500,000 at all times on and after October 2, 1997.

                  "Stock Repurchase Agreement" means the agreement dated September 28, 1994, between Canonie Environmental Services Corp. and the trustees of the ESOP, relating to the repurchase of certain of the shares of ESOP Stock.

                  "Term Loan Commitment" of a Lender shall mean its commitment to fund its proportionate share of the Term Loans and its Proportionate Share of the Unbilled Term Loan (as defined in the Fifth Amendment), up to the amount set forth opposite its name on Annex I.



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                  "Total Credit Facility" shall mean the sum of $32,524,334.06, as such amount may be decreased in accordance with the terms of this Agreement.

                  "U-Max Litigation" shall mean Civil Action No. 3:93-CV-14 brought in the U.S. District Court for the Middle District of Pennsylvania, captioned U-Max Engineering and Construction Corp. v. Stroud Township Board of Supervisors v. BCM Engineers, Inc. and Woodward -- Clyde Consulting.

                  "Winstead Settlement Agreement" shall mean the settlement agreement which may be entered after the date of the Fifth Amendment, between Smith Technology and Winstead, Sechrest & Minick, P.C.

                  (b) Paragraph 2. Revolving Loans. Paragraphs 2(a), (b) and (d) are deleted in their entirety and the following is substituted in lieu thereof:

                           "2.      REVOLVING LOANS.

                                    (a) Subject to the terms and conditions of
                  this Agreement and the Other Agreements, during the Revolving Credit Term, absent the existence of an Event of Default, the Lenders shall make such revolving loans and advances (the "Revolving Loans") to each Borrower as the Administrative Borrower shall from time to time request, in accordance with the terms of paragraph 2(b) hereof, within the Revolving Line of Credit. The aggregate unpaid principal amount of all Revolving Loans outstanding as of any date of determination shall not exceed the lesser of (A) the Consolidated Borrowing Base and (B) the Revolving Line of Credit minus the outstanding Letter of Credit Obligations, in each case as of such date of determination. All Revolving Loans shall be repaid in full upon the earliest to occur of (i) the applicable Maturity Date; (ii) the date upon which the Borrowers shall elect to terminate this Agreement pursuant to paragraph 12 hereof; and (iii) the date upon which the Liabilities shall have been accelerated pursuant to paragraph 17 hereof. If as of any date of determination the outstanding principal balance of the Revolving Loans exceeds (A) the Revolving Line of Credit then in effect less the outstanding Letter of Credit Obligations, or (B) the Consolidated Borrowing Base as of such date of determination, then the Borrowers shall immediately, and without the necessity of a demand by the Agent or the Lenders, pay to the Agent such amounts as may be necessary to eliminate such excess and the Agent shall apply such payment against the outstanding principal balance of the Revolving Loans. Each Borrower hereby authorizes the Agent, in its reasonable credit judgment, to charge any of such Borrower's accounts to make any payments of principal or interest required by this Agreement. All Revolving Loans shall, in the Agent's sole discretion, be evidenced by one or more promissory notes in form and substance satisfactory to the Agent. However, if such Revolving Loans are not so evidenced, such Revolving Loans may be evidenced solely by entries upon the books and records maintained by the Agent.


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                  The Borrowers shall be jointly and severally liable for the payment of interest on and principal of all Revolving Loans.

                                    (b) The Lenders shall make Revolving Loans
                  to the Borrowers up to the lesser of the amounts calculated pursuant to clauses (1) and (2) below, the amount calculated pursuant to clause (1) below being the "Consolidated Borrowing Base":

                                            (1) an amount equal to the sum of
                  (x) up to eighty percent (80%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith) of the Eligible Accounts of each of the Account Owners, less such reserves as the Agent elects to establish from time to time in the exercise of its commercially reasonable credit judgment plus (y) (i) at all times on and after the date of the Fifth Amendment and prior to August 1, 1997, the sum of $8,000,000,
                  (ii) at all times on and after August 1, 1997 and prior to October 2, 1997, the sum of $6,000,000, unless at least $500,000 in principal amount of the Term Loans shall not have been prepaid, in accordance with Paragraph 3(d) hereof, in which case the amount in effect under this clause (ii) shall equal $5,500,000 and (iii) at all times on and after October 2, 1997, the sum of $-0-, minus (z) the outstanding amount of all Letter of Credit Obligations and

                                            (2) the Revolving Line of Credit,
                  minus the outstanding amount of all Letter of Credit Obligations.

                                    (d) Borrowing of Revolving Loans;
                  Disbursement of Proceeds. The Lenders and the Borrower anticipate that the Administrative Borrower may request the Lenders to make Revolving Loans on a daily or similarly periodic basis, and in such event, as a matter of administrative convenience, the Lenders have established certain borrowing mechanics and procedures for the making of such Revolving Loans, as set forth in paragraphs (2)(d)(i) and 2(e) hereof. Should the Administrative Borrower request the Lenders to make Revolving Loans on a less frequent basis, the Lenders have established other borrowing mechanics and procedures for the making of such Revolving Loans, as set forth in paragraphs 2(d)(ii) and 2(f) hereof.

                                            (i) Agent Advances. The Agent is
                  authorized by the Lenders, but is not obligated, to make Revolving Loans on any Business Day on their behalf ("Agent Advances"), up to the amount available for borrowing under paragraph 2(b) hereof, based upon the Administrative Borrower's representations that the conditions for borrowing are satisfied, as set forth in paragraph 15(b) hereof.

                                            (ii) Lender Advances. Subject to the
                  limitations of paragraph 2(b) hereof and the determination by the Agent and the


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                  Lenders that the conditions for borrowing contained in
                  paragraph 15(b) hereof are satisfied, Revolving Loans shall be made directly by each Lender, to the extent of its Proportionate Share thereof, upon notice from the Administrative Borrower to the Agent pursuant to paragraph 6(a) hereof ("Lender Advances")."

                  (c) Paragraph 3. Term Loans. The second sentence of Paragraph 3(a) is deleted in its entirety and the following is substituted in lieu thereof, and a new Paragraph 3(d) is added as follows:

                  "Principal payable on account of each Term Loan shall be payable in successive monthly installments in the amount of $37,500 each, in the case of the Term Loan made to Smith Technology, $37,500 each, in the case of the Term Loan made to BCM and $60,416.67 each in the case of the Term Loan made to Riedel. Each such installment shall be due and payable on the last day of each month, the first of which installments shall be due and payable on the last day of the month immediately following the 30th day after the Closing Date. Each such installment shall be based on an amortization schedule consisting of forty-eight (48) equal and level payments, the last installment of which shall be in an amount equal to the then unpaid principal balance thereof, provided, however, that the entire unpaid principal balance of each Term Loan shall be due and payable in full upon the earliest to occur of (A) the applicable Maturity Date, (B) the date upon which the Borrowers shall have elected to terminate this Agreement, pursuant to paragraph 12 hereof and (C) the date upon which the Liabilities shall have been accelerated pursuant to paragraph 17 hereof."

                           "(d) In addition to the mandatory prepayments of the
                  unpaid principal balance of the Term Loans to be made by the Borrowers pursuant to subparagraphs 3(b) and (c) hereof, on or before August 1, 1997, the Borrowers shall make a mandatory prepayment of the Term Loans in an amount equal to not less than $500,000 in the aggregate, to be applied pro rata against the scheduled installments of principal of the Term Loans, in the inverse order thereof. Such prepayment may be funded in such manner as the Borrowers may elect, whether from internally generated cash flow, proceeds of asset sales, or otherwise."

                  (d) Paragraph 4. Letters of Credit. Paragraph 4(a) is deleted in its entirety and the following is substituted in lieu thereof:

                           "4.      LETTERS OF CREDIT.

                                    (a) Subject to the terms and conditions of
                  this Agreement and the Other Agreements, during the Revolving Credit Term, absent the existence of an Event of Default, from time to time upon the Administrative Borrower's request, the Issuing Bank may issue Letters of


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                  Credit in its sole and absolute discretion, provided that no
                  Letter of Credit shall have an expiry date (i) more than 365 days from the date of issuance or (ii) not later than the thirtieth day prior to the expiration of the Revolving Credit Term. The Borrowers' reimbursement obligations in respect of each Letter of Credit issued for any Borrower's account shall be joint and several obligations. Any payment made by the Issuing Bank, the Agent or any Lender to any Person on account of any Letter of Credit shall constitute a Revolving Loan hereunder. At no time shall the aggregate sum of direct Revolving Loans made by the Lenders to Borrowers plus the contingent liability of the Lenders under the outstanding Letters of Credit be in excess of the Revolving Line of Credit or an amount equal to the sum of the amounts calculated pursuant to clauses (x) and (y) of Paragraph 2(b)(1) hereof."

                  (e) Paragraph 5. Interest, Fees and Charges. Paragraph 5(b) is deleted in its entirety and the following is substituted in lieu thereof:

                  "(b) Determination of Applicable Margin. The Applicable Margin shall mean, in the case of all Loans, four and one-half per cent (4 1/2%), it being understood that on and after the effective date of the Fifth Amendment, the Lenders shall make only ABR Revolving Loans, ABR Term Loans and ABR Unbilled Term Loans (as defined in the Fifth Amendment), and the Lenders shall not make, nor shall the Borrowers be entitled to borrow, any Loans bearing interest based on the Eurodollar Rate."

                  (f) Paragraph 11. Schedules and Reports. Paragraph 11(a) is deleted in its entirety and the following is substituted in lieu thereof, and paragraph 11(b) is amended by (i) deleting the word "and" at the end of clause
(viii) thereof and substituting a semi-colon in lieu thereof and (ii) deleting the period at the end of clause (ix) thereof and substituting the following in lieu thereof:

                           "(a) Each Account Owner shall, on a daily basis,
                  deliver by facsimile transmission to the Agent, on each Business Day for the previous Business Day, a borrowing base certificate of such Account Owner for such previous Business Day, in form and substance satisfactory to the Agent, together with a report of such Account Owner's sales, collections, debit and credit adjustments for such previous Business Day. Each Account Owner shall, on a monthly basis, deliver by facsimile transmission to the Agent, on the first Business Day each month for the previous month, a report of such Account Owner's Eligible Unbilled Accounts and Unbilled Accounts for such previous month. In addition, each Account Owner shall deliver to the Agent on the last Business Day of each month a projection, prepared by an authorized representative of such Account Owner, of the checks, cash, instruments and other collections such Account Owner expects to receive during the following month in payment of Accounts owing to such Account Owner which are not Eligible Accounts."

                           "(x) a progress report in reasonable detail of work
                  performed and to be performed under outstanding contracts and other agreements to which any Borrower or Account Owner is a party, individually representing gross revenues of at least $10,000 for such month or $50,000 in the aggregate (based on the amounts reflected on the Borrowers' invoices for such month), in respect of environmental remediation or consultation, or other technological services, provided in the usual course of its business by such Borrower or Account Owner, together with a schedule setting forth in reasonable detail such Borrower's or Account Owner's related accruals and related cash expenditures and receipts; (xi) a status report, together with all pertinent documentation, in respect of (A) the Gould Arbitration Award, including without limitation the docketing of or levy of execution upon any judgment in connection therewith, and, if applicable, the Gould Settlement Agreement, (B) the judgment entered on October 18, 1995, as amended, in favor of the plaintiffs in the U-Max Litigation, the appeal by BCM of such judgment and any levy of execution upon such judgment and (C) the Mutual Pharmaceutical Settlement Agreement; (xii) a status report regarding any proposed amendment, modification or waiver of any material term or provision of any of the Junior Securities; and (xiii) all documentation relating to any proposed or existing Joint Venture Arrangement, together with a description, in reasonable detail, of all projects in respect of which any such Joint Venture Arrangement is or will be engaged."

                  (g) Paragraph 12. Termination. Paragraph 12(a) is amended by deleting the first sentence thereof in its entirety and by substituting the following in lieu thereof:

                           "(b) The Revolving Loan Commitments shall be in
                  effect during the period commencing on the Closing Date and ending on the applicable Maturity Date (such period, the "Revolving Credit Term"), at which time all Revolving Loans and Letter of Credit Obligations, all accrued but unpaid interest thereon, and all fees, costs, charges and other expenses payable in connection therewith shall be due and payable unless (i) the due date of the Liabilities is accelerated pursuant to paragraph 17 hereof or (ii) the Borrowers elect to terminate this Agreement prior to the end of the Revolving Credit Term, in which case each Borrower shall pay all of the Liabilities of such Borrower in full on the effective date of such termination, provided, however, that the security interests and liens created under this Agreement and the Other Agreements shall survive such termination until the date upon which payment and satisfaction in full of the Liabilities shall have occurred."

                  (h) Paragraph 14. Covenants. Paragraph 14(a) is amended by deleting the date "September 30, 1996" and by substituting therefor the date "December 31, 1997".

                  (i) Paragraph 14. Covenants. Paragraph 14(b)(i) is deleted in its entirety and the following is substituted in lieu thereof:

                           "(i) no later than thirty (30) days after each
                  calendar month (except with respect to any such calendar month which coincides with the last month of any fiscal quarter, as to which such financial statements shall be delivered no later than forty-five (45) days after such calendar month) copies of internally prepared financial statements of Smith Technology and its Subsidiaries on a consolidated and consolidating, monthly and year-to-date, basis, including, without limitation, (x) balance sheets and statements of income of Smith Technology and its Subsidiaries (which shall disclose in reasonable detail the effect on the income statement and on the balance sheet of (A) the sale, transfer or other disposition, if any, of any plant, property or equipment, and
                  (B) any checks, cash, instruments and other collections, if any, received in payment of Accounts which are not Eligible Accounts) and (y) statements of retained earnings of Smith Technology and its Subsidiaries, certified by the chief financial officer of Smith Technology and accompanied by a No Default Certificate and a Leverage Ratio Certificate, each signed by the Borrowers' Chief Financial Officer (which Certificates, for purposes hereof, may be consolidated into one certificate);"

                  (j) Paragraph 14. Covenants. The parenthetical proviso contained in Paragraph 14(k) is deleted in its entirety and the following is substituted in lieu thereof:

                           "(provided, however, that on and after the date of
                  the Fifth Amendment, Borrower shall not create any new Subsidiary or Affiliate, and provided further that Borrower shall (1) deliver to the Agent for the ratable benefit of the Lenders, pursuant to an executed stock pledge and security agreement, the form and substance of which shall be satisfactory to the Agent, the stock certificates evidencing all of the issued and outstanding shares of the capital stock of such newly created Subsidiary or Affiliate, together with stock transfer powers relating thereto, executed in blank and
                  (2) cause each such newly created Subsidiary or Affiliate, upon the organization thereof, to execute and deliver to the Agent, for the ratable benefit of the Lenders (a) financing statements on form UCC-1, suitable for recordation in all requisite jurisdictions and (b) a secured guaranty of the Liabilities of each Borrower pursuant to an instrument of secured guaranty in form and substance satisfactory to the Agent)"

                  (k) Paragraph 14. Covenants. Paragraph 14(l) through the end of clause (I) thereof is deleted in its entirety and the following is substituted in lieu thereof:

                           "(l) Borrower shall not (i) declare or pay any
                  dividend or other distribution (whether in cash or in kind) on any class of its capital stock, or purchase, redeem or retire any shares of any class of its stock, or make any payment on account of, or set apart assets for the repurchase, redemption, defeasance or retirement of, any class of its stock, or (ii) make any optional payment on, or any prepayment on or redemption of (including without limitation by making payments to a sinking fund or analogous fund) or repurchase of any indebtedness for borrowed money other than indebtedness pursuant to this Agreement, provided, however, that

                                    (I) Borrower may pay ESOP Dividends and
                  redeem shares of ESOP Stock, so long as any such payment or redemption is made strictly in accordance with the terms of the dividend and redemption schedule annexed to the Fifth Amendment, and Borrower may make additional dividend payments on any Junior Securities which are equity securities, additional redemptions of ESOP Stock and scheduled payments of principal of and interest on Junior Securities which are debt securities, so long as (A) the amount and timing of any such payment is made strictly in accordance with the terms of the Junior Security relating thereto (or the agreement or instrument pursuant to which such Junior Security shall have been issued), (B) no Default or Event of Default shall have occurred and be continuing at the time of such payment or would occur as a result thereof and (C) the Excess Availability of the Borrowers, after giving effect to any such payment, when averaged with the Excess Availability of the Borrowers for the preceding period of ninety (90) consecutive days, shall be not less than (i) the sum of $8,000,000, at all times on and after the date of the Fifth Amendment and prior to October 2, 1997 or (ii) the sum of $6,000,000, at all times on and after October 2, 1997, unless at least $500,000 in principal amount of the Term Loans shall not have been prepaid, in accordance with Paragraph 3(d) hereof, in which case the amount in effect under this clause (ii) shall equal $5,500,000; and"

                  (l) Paragraph 14. Covenants. Paragraph 14(n) is deleted in its entirety and the following is substituted in lieu thereof:

                           "(n) Borrower shall not change its fiscal year from a
                  fiscal year ending on September 30, nor amend its organizational documents, or without the Lenders' prior written consent, materially amend or modify any material term or condition of the CVC Notes, the CVC Bridge Notes, the CVC Note Purchase Agreement, the Gould Settlement Agreement, the Mutual Pharmaceutical Settlement Agreement or the Consent Judgment."

                  (m) Paragraph 14. Covenants. Clauses (i) through (vii) of paragraph 14(o) are deleted in their entireties, the following are substituted in lieu thereof, and clause (viii) thereof is renumbered as clause (v) thereof:

                           "(o) Borrowers shall maintain and keep in full force
                  and effect each of the financial covenants set forth below. The calculation and determination of each such financial covenant, and all accounting terms contained therein, shall be so calculated and construed in accordance with GAAP, applied on a basis consistent with the financial statements of the Borrowers delivered on or before the Closing Date:

                                    (i) Consolidated Net Income or Loss. Smith
                  Technology and its Subsidiaries, on a consolidated basis, shall not have, as of the end of (A)(1) the fiscal quarter ending in December 1996, a Net Loss of greater than $355,000,
                  (2) the fiscal quarter ending in March, 1997, a Net Loss of greater than $4,000,000, (3) the fiscal quarter ending in June, 1997, a Net Loss of greater than $1,000,000 and (4) the fiscal quarter ending in September, 1997, a Net Loss of greater than $500,000 and (B) the fiscal month of October, 1997 and each fiscal month thereafter, a Net Loss of greater than $100,000, provided, however, that solely for purposes of determining compliance with this covenant only, the calculation of the Net Loss of Smith Technology and its Subsidiaries, on a consolidated basis, as of the end of any period of determination, shall exclude the aggregate amount of ESOP Dividends paid in accordance with Section 14(1) during such period;

                                    (ii) Consolidated Net Worth. Smith
                  Technology and its Subsidiaries, on a consolidated basis, shall maintain at all times during (A) the fiscal quarter ending in March, 1997, a Net Worth of not less than $17,000,000, (B) the fiscal quarter ending in June, 1997, a Net Worth of not less than $16,500,000 and (C) the fiscal quarter ending in September, 1997, a Net Worth of not less than $16,000,000, provided, however, that solely for purposes of determining compliance with this covenant only, the calculation of such Net Worth shall exclude any restructuring charges taken or incurred by Smith Technology and its Subsidiaries, on a consolidated basis, not to exceed $3,500,000, in the aggregate;

                                    (iii) Minimum FFO. Smith Technology and its
                  Subsidiaries, on a consolidated basis, shall maintain a minimum FFO of not less than (A) $150,000 for the fiscal quarter ending in June, 1997 and (B) $650,000 for the fiscal quarter ending in September, 1997;

                                    (iv) Consolidated Capital Expenditures.
                  Smith Technology and its Subsidiaries, on a consolidated basis, shall not make Capital Expenditures of an aggregate amount during (A) the fiscal quarter ending in March, 1997 in excess of $525,000, (B) each fiscal quarter thereafter in excess of $450,000 and (C) any fiscal year in excess of $1,700,000;

                  (n) Paragraph 15(b). Conditions Precedent. Paragraph 15(b) is amended by (i) deleting the word "and" at the end of clause (ii) thereof, (ii) deleting the period at the end of clause (iii) thereof and substituting a semi-colon in lieu thereof and (iii) adding the following new clauses (iv) and
(v) as follows:

                           "(iv) The Agent shall be satisfied with the
                  information delivered to it from time to time by the Borrowers with respect to the Collateral; and

                           (v) no lien in the nature of a materialman's,
                  supplier's, mechanic's or laborer's lien, or other similar lien or security interest (any such lien, a "Mechanic's Lien"), encumbering any property of any of the Borrowers, to secure the payment of any amounts due to a subcontractor of any of the Borrowers, shall have been created (other than by operation of law) or shall have attached or become perfected."

                  (o) Paragraph 16. Default. Paragraph 16 is amended by (i) deleting clause (a) thereof and substituting the following in lieu thereof, (ii) deleting the word "or" at the end of clause (j) thereof, (iii) deleting the period at the end of clause (k) thereof and substituting a semi-colon in lieu thereof, and (iv) adding the following new clauses (1), (m), (n) and (o) as follows:

                  "(a) the failure of any Obligor to pay when due, declared due, or demanded by the Lenders, the principal amount of the Loans, or any of the other Liabilities, provided, however, that the failure of the Borrowers to make a mandatory prepayment of the Term Loans in accordance with the terms of Paragraph 3(d) shall not constitute an Event of Default hereunder;

                  (l) Smith Technology, any other Borrower or Account Owner, to the extent it is a party to the Gould Settlement Agreement, the Winstead Settlement Agreement, the Mutual Pharmaceutical Settlement Agreement, or the Gravers Settlement Agreement, shall be in default thereunder or the holder of the judgment in favor of the Stroud Township Board of Directors against BCM in connection with the U-Max Litigation, the holder of the judgment in favor of Winstead, Sechrest & Minick, P.C. against Smith Technology in the amount of $465,842.06 or the holder of the judgment in favor of Gravers Company against BCM in the amount of $1,094,038.72 shall take any action or commence any proceeding, the effect of which is to (i) create or impose a lien on any property of any Borrower or Account Owner or (ii) enforce or execute on such judgment or levy or foreclose upon such lien.

                  (m) the engagement of the consulting firm of Walker Truesdell & Associates (the "Consultants") by Smith Technology shall be terminated by Smith Technology, or notice of the termination of such engagement shall have been given by Smith Technology, or the scope of such engagement shall be limited by Smith Technology in any material manner;

                  (n) any Borrower shall cause Thomas F. Herlihy to cease to perform the functions of President or Chief Executive Officer of Smith Technology, or

                  (o) the creation (other than by operation of law), attachment or perfection of a Mechanic's Lien on any property of the Borrower shall have occurred and such Mechanic's Lien shall secure the repayment of indebtedness, together with the outstanding principal amount of indebtedness secured by all other then existing Mechanic's Liens, in an aggregate amount greater than $50,000."

                  (p) Paragraph 26. The Administrative Borrower. A new Paragraph 26, captioned "The Administrative Borrower", is added to the Loan Agreement as follows:

                           "26. The Administrative Borrower. Each Borrower
                  hereby irrevocably appoints Smith Technology as the Administrative Borrower, agent and attorney-in-fact for the Borrowers, which appointment shall remain in full force and effect unless and until the Agent shall have received prior written notice signed by the Borrowers that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide the Agent with all notices with respect to all Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain all Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower to provide the Agent with all notices and to take all action as the Administrative Borrower deems appropriate with respect to all Letters of Credit under this Agreement. It is understood that the handling of the Loans and the Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that none of the Agent, the Lenders or the Letter of Credit Issuer shall incur liability to the Borrowers as a result hereof. Each of the Borrowers expects to derive benefit, directly or indirectly, from the handling of the Loans and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Agent, the Lenders and the Letter of Credit Issuer to do so, and in consideration thereof, each of the Borrowers hereby jointly and severally agrees to indemnify the Indemnified Parties and hold the Indemnified Parties harmless against any and all liability, expense, loss or claim of damage or injury, made against the Indemnified Parties by the Borrowers or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loans and Collateral of the Borrowers as herein provided or (b) the Agent, any Lender and the Letter of Credit Issuer relying on any instructions of the Administrative Borrower but excluding such liabilities, expenses, losses or claims to the extent finally judicially determined to have resulted from the gross negligence or willful misconduct of the Indemnified Party.

                  (q) Annex I to the Loan Agreement is deleted in its entirety and Annex I hereto is substituted in lieu thereof.

                  (r) Schedules 1(a), 13(q), 13(s) and 13(t) to the Loan Agreement are deleted in their entireties and the Schedules annexed to the Fourth Amendment, captioned Schedules 1(a), 13(q), 13(s) and 13(t), are respectively substituted in lieu thereof, and Schedules 13(e), 13(f) and 13(g) to the Loan Agreement are added thereto in the forms of the Schedules annexed to the Fourth Amendment, captioned Schedules 13(e), 13(f) and 13(g), respectively.

                  (s) New Exhibit F to the Loan Agreement is hereby added in the form of Exhibit F to this Agreement.

                  (t) The first sentence of each of (i) the Revolving Note, (ii) the Term Note executed by Smith Technology, (iii) the Term Note executed by BCM and (iv) the Term Note executed by Reidel, in each case in favor of The Chase Manhattan Bank, is deleted and the following are substituted in lieu thereof, respectively:

                           (i) "FOR VALUE RECEIVED, SMITH TECHNOLOGY
                  CORPORATION, a Delaware corporation, BCM ENGINEERS, INC., a Pennsylvania corporation, and RIEDEL ENVIRONMENTAL SERVICES, INC., an Oregon corporation (each a "Borrower" and collectively the "Borrowers"), jointly and severally promise to pay to the order of THE CHASE MANHATTAN BANK ("Payee"), at the office of the Agent located at 633 Third Avenue, 7th Floor, New York, New York 10017, Attention: Credit Deputy, the principal sum of FOURTEEN MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS ($14,250,000) on the applicable Maturity Date, or so much of such principal sum as shall be outstanding and unpaid on the applicable Maturity Date, all as more fully set forth in the Loan and Security Agreement dated as of October 18, 1995 (the "Loan Agreement") among the Borrowers, BCM Engineers, Inc., an Alabama corporation, the various lenders which are or which may become parties to the Loan Agreement (the "Lenders") and The Chase Manhattan Bank (formerly known as Chemical Bank), as agent for the Lenders (in such capacity, the "Agent")."

                           (ii) "FOR VALUE RECEIVED, SMITH TECHNOLOGY
                  CORPORATION, a Delaware corporation (the "Borrower"), promises to pay to the order of THE CHASE MANHATTAN BANK ("Payee"), at the office of the Agent located at 633 Third Avenue, 7th Floor, New York, New York 10017, Attention: Credit Deputy, the principal sum of NINE HUNDRED THOUSAND DOLLARS ($900,000) on the last day of the applicable Maturity Date, or so much of such principal sum as shall be outstanding and unpaid on the applicable Maturity Date, all as more fully set forth in the Loan and Security Agreement dated as of October 18, 1995 (the "Loan Agreement") among the Borrower, BCM Engineers, Inc., a Pennsylvania corporation, Riedel Environmental Services Inc., an Oregon corporation, BCM Engineers, Inc., an Alabama corporation, the various lenders which are or which may become parties to the Loan Agreement (the "Lenders") and The Chase Manhattan Bank (formerly known as Chemical Bank), as agent for the Lenders (in such capacity, the "Agent")."

                           (iii) "FOR VALUE RECEIVED, BCM ENGINEERS INC., a
                  Pennsylvania corporation (the "Borrower"), promises to pay to the order of THE CHASE MANHATTAN BANK ("Payee"), at the office of the Agent located at 633 Third Avenue, 7th Floor, New York, New York 10017, Attention: Credit Deputy, the principal sum of NINE HUNDRED THOUSAND DOLLARS ($900,000) on the last day of the applicable Maturity Date, or so much of such principal sum as shall be outstanding and unpaid on the applicable Maturity Date, all as more fully set forth in the Loan and Security Agreement dated as of October 18, 1995 (the "Loan Agreement") among the Borrower, Smith Technology Corporation (formerly known as Smith Environmental Technologies Corporation), a Delaware corporation, Riedel Environmental Services, Inc., an Oregon corporation, BCM Engineers, Inc., an Alabama corporation, the various lenders which are or which may become parties to the Loan Agreement (the "Lenders") and The Chase Manhattan Bank (formerly known as Chemical Bank), as agent for the Lenders (in such capacity, the "Agent")."

                           (iv) "FOR VALUE RECEIVED, RIEDEL ENVIRONMENTAL
                  SERVICES, INC., an Oregon corporation (the "Borrower"), promises to pay to the order of THE CHASE MANHATTAN BANK ("Payee"), at the office of the Agent located at 633 Third Avenue, 7th Floor, New York, New York 10017, Attention: Credit Deputy, the principal sum of ONE MILLION FOUR HUNDRED FIFTY THOUSAND DOLLARS ($1,450,000) on the last day of the applicable Maturity Date, or so much of such principal sum as shall be outstanding and unpaid on the applicable Maturity Date, all as more fully set forth in the Loan and Security Agreement dated as of October 18, 1995 (the "Loan Agreement") among the Borrower, BCM Engineers, Inc., a Pennsylvania corporation, Smith Technology Corporation (formerly known as Smith Environmental Technologies Corporation), a Delaware corporation, BCM Engineers, Inc., an Alabama corporation, the various lenders which are or which may become parties to the Loan Agreement (the "Lenders") and The Chase Manhattan Bank (formerly known as Chemical Bank), as agent for the Lenders (in such capacity, the "Agent")."

                  (u) The first sentence of each of (i) the Revolving Note, (ii) the Term Note executed by Smith Technology, (iii) the Term Note executed by BCM and (iv) the Term Note executed by Reidel, in each case in favor of BTM Capital Corporation, is deleted and the following are substituted in lieu thereof, respectively:

                           (i) "FOR VALUE RECEIVED, SMITH TECHNOLOGY CORPORATION, a Delaware corporation, BCM ENGINEERS, INC., a Pennsylvania corporation, and RIEDEL ENVIRONMENTAL

                  SERVICES, INC., an Oregon corporation (each a "Borrower" and collectively the "Borrowers"), jointly and severally promise to pay to the order of BTM CAPITAL CORPORATION (formerly known as BOT Financial Corporation) ("Payee"), at the office of the Agent located at 633 Third Avenue, 7th Floor, New York, New York 10017, Attention: Credit Deputy, the principal sum of FOURTEEN MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS ($14,250,000) on the applicable Maturity Date, or so much of such principal sum as shall be outstanding and unpaid on the applicable Maturity Date, all as more fully set forth in the Loan and Security Agreement dated as of October 18, 1995 (the "Loan Agreement") among the Borrowers, BCM Engineers, Inc., an Alabama corporation, the various lenders which are or which may become parties to the Loan Agreement (the "Lenders") and The Chase Manhattan Bank (formerly known as Chemical Bank), as agent for the Lenders (in such capacity, the "Agent")."

                           (ii) "FOR VALUE RECEIVED, SMITH TECHNOLOGY
                  CORPORATION, a Delaware corporation (the "Borrower"), promises to pay to the order of BTM CAPITAL CORPORATION (formerly known as BOT Financial Corporation) ("Payee"), at the office of the Agent located at 633 Third Avenue, 7th Floor, New York, New York 10017, Attention: Credit Deputy, the principal sum of NINE HUNDRED THOUSAND DOLLARS ($900,000) on the last day of the applicable Maturity Date, or so much of such principal sum as shall be outstanding and unpaid on the applicable Maturity Date, all as more fully set forth in the Loan and Security Agreement dated as of October 18, 1995 (the "Loan Agreement") among the Borrower, BCM Engineers, Inc., a Pennsylvania corporation, Riedel Environmental Services Inc., an Oregon corporation, BCM Engineers, Inc., an Alabama corporation, the various lenders which are or which may become parties to the Loan Agreement (the "Lenders") and The Chase Manhattan Bank (formerly known as Chemical Bank), as agent for the Lenders (in such capacity, the "Agent")."

                           (iii) "FOR VALUE RECEIVED, BCM ENGINEERS INC., a
                  Pennsylvania corporation (the "Borrower"), promises to pay to the order of BTM CAPITAL CORPORATION (formerly known as BOT Financial Corporation) ("Payee"), at the office of the Agent located at 633 Third Avenue, 7th Floor, New York, New York 10017, Attention: Credit Deputy, the principal sum of NINE HUNDRED THOUSAND DOLLARS ($900,000) on the last day of the applicable Maturity Date, or so much of such principal sum as shall be outstanding and unpaid on the applicable Maturity Date, all as more fully set forth in the Loan and Security Agreement dated as of October 18, 1995 (the "Loan Agreement") among the Borrower, Smith Technology Corporation (formerly known as Smith Environmental Technologies Corporation), a Delaware corporation, Riedel Environmental Services, Inc., an Oregon corporation, BCM Engineers, Inc., an Alabama corporation, the various lenders which are or which may become parties to the Loan Agreement (the "Lenders") and The Chase Manhattan Bank (formerly known as Chemical Bank), as agent for the Lenders (in such capacity, the "Agent")."

                           (iv) "FOR VALUE RECEIVED, RIEDEL ENVIRONMENTAL
                  SERVICES, INC., an Oregon corporation (the "Borrower"), promises to pay to the order of BTM CAPITAL CORPORATION (formerly known as BOT Financial Corporation) ("Payee"), at the office of the Agent located at 633 Third Avenue, 7th Floor, New York, New York 10017, Attention: Credit Deputy, the principal sum of ONE MILLION FOUR HUNDRED FIFTY THOUSAND DOLLARS ($1,450,000) on the last day of the applicable Maturity Date, or so much of such principal sum as shall be outstanding and unpaid on the applicable Maturity Date, all as more fully set forth in the Loan and Security Agreement dated as of October 18, 1995 (the "Loan Agreement") among the Borrower, BCM Engineers, Inc., a Pennsylvania corporation, Smith Technology Corporation (formerly known as Smith Environmental Technologies Corporation), a Delaware corporation, BCM Engineers, Inc., an Alabama corporation, the various lenders which are or which may become parties to the Loan Agreement (the "Lenders") and The Chase Manhattan Bank (formerly known as Chemical Bank), as agent for the Lenders (in such capacity, the "Agent")."

SECTION 7. CONDITIONS PRECEDENT TO EFFECTIVENESS OF AGREEMENT. This Agreement shall not be effective unless and until each of the following conditions shall have been satisfied in the sole discretion of the Lenders or waived by the Lenders, for whose sole benefit such conditions exist:

                  (a) The Agent and each of the Lenders shall have received a fully executed counterpart or original of this Agreement and each Lender shall have received an executed Unbilled Term Note, each payable to its order in an amount equal to its Proportionate Share of the Unbilled Term Loan, in the form of Exhibit F to this Agreement.

                  (b) The Agent and the Lenders shall have received and reviewed to their satisfaction a true and correct copy, duly executed, of the corporate resolutions of the Board of Directors of Smith Technology adopted pursuant to the meeting held by them on April 14, 1997, as described in the letter dated April 16, 1997 from W. D. Nelson, Vice President and General Counsel of Smith Technology to James Laughlin, Esq., The Chase Manhattan Bank.

                  (c) The Agent and the Lenders shall have received and reviewed to their satisfaction a schedule, in reasonable detail, captioned "Schedule of ESOP Dividend Payments and ESOP Stock Redemptions", of the amounts, dates, payment terms and other pertinent details in respect of all payments which the Borrowers propose to make after the date of this Agreement of ESOP Dividends and all redemptions or repurchases which the Borrowers propose to make after the date of this Agreement of shares of ESOP Stock.

                  (d) Upon the effectiveness of this Agreement, all representations and warranties set forth in the Loan Agreement (except for such inducing representations and warranties that were only required to be true and correct as of a prior date and except for such representations and warranties as relate to the defaults described in clause (ii) hereof) shall be true and correct in all material respects on and as of the effective date hereof, and no Default or Event of Default shall have occurred and be continuing, other than (i) the Specified Defaults and (ii) the failure of Borrowers to pay their trade accounts payable and subcontractors when due.

                  (e) Except for the incurrence of the Overadvance, no event or development shall have occurred since the date of delivery to the Lenders of the Borrowers' most recent financial statements which event or development has had or is reasonably likely to have a Material Adverse Effect.

                  (f) The Agent shall have received a certificate from Smith Technology, executed by its Chief Executive Officer or other authorized officer, as to the accuracy and, completeness of the representations and warranties contained in Section 12 hereof.

                  (g) All corporate and legal proceedings and all documents and instruments executed or delivered in connection with this Agreement shall be satisfactory in form and substance satisfactory to the Lenders and their counsel, and the Lenders and their counsel shall have received all information and copies of all documents which the Lenders and their counsel may have requested in connection herewith and the matters contemplated hereunder, such documents, when requested by them, to be certified by appropriate corporate authorities.

                  (h) The Agent shall have received an opinion of the Borrowers' counsel as to the authority of various officers of the Borrowers.

                  (i) The Lenders shall have received such further agreements, consents, instruments and documents specifically as may be necessary or proper in the reasonable opinion of the Lenders, the Agent and their counsel to carry out the provisions and purposes of this Agreement.

SECTION 8.         EVENTS OF DEFAULT; REMEDIES.

                  (a) The occurrence of any one or more of the following events or conditions shall constitute a default (an "Event of Default") under this Agreement and an Event of Default under the Loan Agreement and the Other
Agreements:

                           (i) any of the Borrowers shall fail to pay any amount
                  when due under this Agreement or shall fail to discharge when due any other Liability to the Lenders or shall fail to pay any other indebtedness when due to the Lenders;

                           (ii) any of the Borrowers shall fail to perform any
                  obligation or covenant required to be performed by it under the terms of this Agreement;

                           (iii) any of the Borrowers shall make or furnish any
                  warranty, representation or statement to the Agent or any of the Lenders in connection with this Agreement, or any other agreement to which such Borrower, the Agent, or such lender are parties, which is or was knowingly false or misleading in any material respect when made or furnished;

                           (iv) The Lenders shall have failed to receive on or
                  before May 15, 1997 the financial statements of Smith Technology and its Subsidiaries, on a consolidated basis, for the fiscal year ending September 30, 1996, certified without qualification;

                           (v) The Lenders shall have failed to receive on or
                  before May 15, 1997 detachable warrants, in form and substance, and containing such terms and conditions, satisfactory to them, to acquire on a pro rata basis, at a nominal exercise price, that number of shares of the common voting stock of Smith Technology equal to 7.5%, on a fully diluted basis, of such stock; or

                           (vi) The Lenders shall have failed to receive on or
                  before June 1, 1997 (A) a copy of an executed settlement agreement between BCM and Gravers Company pertaining to the judgment in the amount of $1,094,038.72 in their favor against BCM, and (B) a subordination agreement executed by the Gravers Company in favor of the Agent and the Lenders, such settlement agreement and subordination agreement to be in form and substance and to contain such terms and conditions, as are satisfactory to the Agent and the Lenders.

                  (b) Upon the occurrence and during the continuance of an "Event of Default", as defined in this Section 8, or any other Event of Default, the Lenders, at their sole option and in their sole discretion, may exercise any and all of their rights and remedies under this Agreement or any Other Agreements, and all other rights and remedies available to the Lenders at law or in equity.

SECTION 9. RELEASE. For and in consideration of the mutual covenants and obligations set forth herein, each of the Borrowers (collectively the "Releasors") hereby releases and discharges each of the Lenders and the Agent, and each of their respective officers, directors, partners, agents, employees, attorneys and other professionals, affiliates, successors and assigns (collectively the "Releasee") from all actions, causes of action, claims for contribution or indemnification that may be brought by the Releasors or any third party, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, premises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity (including, without limitation, any action under 11 U.S.C. Sections 542-553) (all of the foregoing being collectively, "Claims"), which against the Releasee, the Releasors or the Releasors' partners, agents, employees, attorneys, affiliates, heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of the delivery of this Agreement by reason or on account of or in any way related to any acts, omissions or circumstances (whether known or unknown) occurring prior to or as of the date hereof in connection with or arising out of or referring or relating in any way to (a) any and all Claims based upon, relating to or arising from any and all transactions, relationships or dealings relating to loans or other financial accommodations made by the Releasee to or for the account of Releasors; and (b) all documentation underlying the indebtedness of the Releasors to the Releasee, provided, however, that the Releasee shall not be released from any Claim arising from the Releasee's gross negligence or willful misconduct.

SECTION 10. CONSENT TO RELIEF FROM AUTOMATIC STAY. Each of the Borrowers hereby agrees that if any of them shall (i) file with any bankruptcy court of competent jurisdiction or be the subject of any petition under the Code, (ii) be the subject of any order for relief under the Code, (iii) file or be the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or other relief for debtors, (iv) seek, consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator, (v) be the subject of any order judgment or decree entered by any court of competent jurisdiction approving a petition filed against any of them for any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or relief for debtors, the Agent and the Lenders shall thereupon be entitled to relief from any automatic stay imposed by Section 362 of the Code or from any other stay or suspension of remedies imposed in any other manner with respect to the exercise of the rights and remedies otherwise available to the Agent and the Lenders under the Loan Agreement, any of the Other Agreements, hereunder or under any documents delivered in connection therewith.

SECTION 11. INDEMNITY. Each of the Borrowers jointly and severally agrees to defend and hold the Agent and each of the Lenders harmless from and against any and all claims, charges, actions, suits, proceedings, lawsuits, obligations, liabilities, fines, penalties, costs and expenses, including, but not limited to, reasonable attorneys' fees, in connection with the breach of any representation or warranty of such Borrower, the breach or default by such Borrowers of any term, covenant or condition hereunder, the collection or recovery of any portion of the Liabilities or the Agent's or any of the Lenders' enforcement of its rights under this Agreement, the Loan Agreement or any of the Other Agreements. The obligations and provisions contained in this Section shall continue and remain in full force and effect after the Liabilities have been paid and discharged in full.

SECTION 12. REPRESENTATIONS AND WARRANTIES. In order to induce the Lenders and the Agent to enter into this Agreement, Smith Technology and each other Borrower makes the following representations and warranties in favor of each of the Lenders and the Agent (which representations and warranties shall survive the execution and delivery of this Agreement) as of the date hereof.

                  (a) Smith Technology and each other Borrower has the corporate power, authority and legal right to execute, deliver and perform this Agreement, and the instruments, agreements, documents and transactions contemplated hereby, and has taken all actions necessary to authorize the execution, delivery and performance of this Agreement, and the instruments, agreements, documents and transactions contemplated hereby.

                  (b) No consent of any Person (including, without limitation, shareholders or creditors of Smith Technology, as the case may be) other than the Lenders, and no consent, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority, is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, and the instruments, agreements, documents and transactions contemplated hereby.

                  (c) This Agreement has been duly executed and delivered on behalf of Smith Technology and each other Borrower by its duly authorized officer, and constitutes the legal, valid and binding obligation of Smith Technology and each such Borrower, enforceable in accordance with its terms.

                  (d) Except for the Specified Defaults and except for the failure of the Borrowers to (i) pay their trade accounts payable and subcontractors when due, (ii) make timely payment of their rental obligations under lease agreements and (iii) make timely payment of their obligations under the Gould Settlement Agreement, the Winstead Settlement Agreement and the Mutual Pharmaceutical Settlement Agreement, neither Smith Technology nor any other Borrower is in default under any indenture, mortgage, deed of trust, agreement or other instrument to which it is a party or by which it may be bound. Neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof or thereof will (i) violate any law or regulation, (ii) result in or cause a violation by Smith Technology or by any other Borrower of any order or decree of any court or government instrumentality, (iii) conflict with, or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, agreement or other instrument to which Smith Technology or any other Borrower is a party or by which it may be bound, (iv) result in the creation or imposition of any lien, charge, or encumbrance upon any of the property of Smith Technology or of any other Borrower, except in favor of the Agent for the benefit of the Lenders, to secure the Liabilities, or (v) violate any provision of the Articles or Certificate of Incorporation, By-Laws or any capital stock provisions of Smith Technology or of any other Borrower.

                  (e) No Default or Event of Default has occurred and is continuing, except for the Specified Defaults and except for the default described in Section 7(d)(ii) of this Agreement.

                  (f) Since the date of the Agent's receipt of Smith Technology's consolidated financial statements for the period ended February 28, 1997, no change or event has occurred which has had or is reasonably likely to have a Material Adverse Effect, except for the Specified Defaults and matters related thereto.

                  (g) On September 23, 1996 Smith Technology filed with the Secretary of State of Delaware a Certificate of Ownership and Merger, pursuant to which Smith Technology changed its corporate name from "Smith Technology Technologies Corporation" to "Smith Technology Corporation". Such change of name became effective on September 23, 1996.

Such change of name is only a change in the corporate name of Smith Technology, and not a change in Smith Technology's corporate structure or business.

                  (h) Neither the entry of the Stroud Township Judgment, the Gravers Judgment nor the Winstead Judgment creates a lien on any property of any Borrower or Account Owner, and no holder of any such judgment is as of the date of this Agreement a "lien creditor" of any Borrower, or Account Owner, as such term is defined under Section 9-301 of the Uniform Commercial Code as in effect under applicable law.

                  (i) the Agent has a perfected lien on and security interest in all of the Collateral, wherever located, subject to no other liens except for Permitted Liens.

                  (j) The recitals contained in this Agreement are due and correct in all respects.

                  (k) The Borrowers have consulted with counsel and with such other experts and advisors as they have deemed necessary in connection with the negotiation, execution and delivery of this Agreement.

SECTION 13. NO PARTNERSHIP. Nothing contained in this Agreement shall be deemed to create any rights or obligations of partnership, joint venture or similar association between any of the Lenders and the Agent, on the one hand, and any of the Borrowers, on the other hand, nor cause the Agent or any Lender to be responsible in any way for the debts or obligations of the Borrowers or any Person.

SECTION 14. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, administrators, successors and assigns.

SECTION 15. NO OTHER AGREEMENTS. All prior understandings and agreements among the parties are merged in this Agreement, which alone fully and completely expresses the understandings and agreements among them and which is entered into after full investigation. None of the parties hereto is relying upon any statement or representation made by any other party not embodied in this Agreement.

SECTION 16. NO WAIVER. No failure or delay of any party hereto in the exercise of any right given to such party hereunder shall be deemed to be a waiver thereof. No waiver by any party hereto of any condition hereunder for its benefit (unless the time specified herein for exercise of such right, or satisfaction of such condition, has expired), shall constitute a waiver of any other or further right nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other rights. The waiver of any breach hereunder shall not be deemed to be a waiver of any other or subsequent breach hereof. No extensions of time for the performance of any obligation shall be deemed or construed as an extension of time for the performance of any other obligation.

SECTION 17. FURTHER ASSURANCES. Each party shall, from time to time, execute, acknowledge and deliver such further instruments, and perform such additional acts, as any other party may reasonably request in order to consummate the transactions contemplated by this Agreement.

SECTION 18. SEVERABILITY. If any term or provisions of this Agreement or the application thereof to any person or entity or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to such person or entity or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

SECTION 19. SUBMISSION TO JURISDICTION.

         (a) Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or, if requisites of jurisdiction obtain, of the United States of America for the Southern District of New York, and, by execution and delivery hereof, each Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Nothing contained herein, however, shall affect the right of the Agent or the Lenders to commence legal proceedings or otherwise proceed against any of the Borrowers in any other jurisdiction. Each of the Borrowers waives (i) the right to trial by jury in the event of any litigation to which any of the Agent, the Lenders and such Borrower are parties in respect of any matter arising under or in connection with this Agreement, whether or not such litigation has been commenced in respect of the Loan Agreement or this Agreement and whether or not other persons are also parties thereto, (ii) any claim that New York County, New York, is an inconvenient forum and (iii) any claim against any of the Lenders for consequential or special damages respecting any loan documents or the transactions contemplated thereunder or hereunder. Execution of this Agreement by the Lenders shall be deemed to constitute a waiver by the Lenders of the right to trial by jury in the event of any litigation in respect of which a Borrower has waived its right to trial by jury hereunder; and

         (b) No delay on the part of the Agent or any of the Lenders in exercising any of its options, powers or rights, or partial or single exercise thereof, whether arising hereunder and the Loan Agreement, under any of the Other Agreements or otherwise, shall constitute a waiver thereof or affect any right hereunder or thereunder. No waiver of any of such rights under this Agreement shall be deemed to be made unless the same shall be in writing, duly signed by the Agent, the Lenders and the Borrowers. Each such waiver (if any) shall apply only with respect to the specific instance involved and shall in no way impair the rights of the Agent, the Lenders or the obligations of the Borrowers hereunder in any other respect at any other time.

SECTION 20. GENERAL PROVISIONS.

                  (a) Each Guarantor (i) has signed below to indicate its consent to the terms and provisions of this Agreement and all documents and agreements to be executed or delivered in connection herewith and (ii) reaffirms, ratifies and confirms the continuing validity and enforceability of the Guaranty executed by it in accordance with its terms and acknowledges that its liability, and the rights of the Agent and the Lenders under such Guaranty, shall be unaffected by the terms of this Agreement and shall remain in full force and effect through the final and indefeasible payment of all sums owed to the Lenders under this Agreement and the Loan Agreement.

                  (b) The Borrowers and Lenders agree that on or before August 15, 1997, they shall meet and confer for the purpose of negotiating in good faith the financial covenants to be observed by the Borrowers during the period from September 30, 1997 through the applicable Maturity Date (such financial covenants, the "Referenced Covenants"), such Referenced Covenants to be based on the financial projections, prepared by the Borrowers, of their operations and financial performance for the fiscal year ending September 30, 1998. The Borrowers further agree that, notwithstanding anything to the contrary contained in Paragraph 15(b) of the Loan Agreement, in the event that the Borrowers and the Lenders fail for any reason to reach agreement by September 30, 1997 as to the Referenced Covenants to be observed by the Borrowers, then, in such event, on and after October 2, 1997, any Revolving Loans or other extensions of credit which the Lenders may make to or for the Borrowers' benefit shall be made solely at the Lenders' discretion, exercised in a commercially reasonable manner.

                  (c) The Borrowers jointly and severally agree that, in consideration of the Lenders' willingness to enter into this Agreement and to consummate the transactions described herein, the Borrowers shall pay to the Agent, to be shared by the Lenders on a pro rata basis, a fee of, $250,000, which shall be due and payable in full on October 2, 1997. The Borrowers' obligation to pay such fee shall constitute a Liability secured by all of the Collateral.

                  (d) Nothing contained in this Agreement shall be deemed to be a waiver of any Defaults or Events of Default other than the Designated Defaults, whether or not the Agent or any of the Lenders shall have any knowledge thereof, nor shall anything contained in this Agreement be deemed to be a waiver of any future Default or Events of Default whatsoever, it being understood that the waiver contained herein shall only extend to the specific Events of Default identified herein.

                  (e) Except as expressly amended on the terms set forth in this Agreement, the Loan Agreement and all other agreements, documents, instruments and certificates executed in connection therewith, are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms.

                  (f) All references in the Other Agreements to the Loan Agreement shall mean the Loan Agreement as waived and amended as of the effective date hereof, and as waived and amended hereby and as hereafter amended, supplemented or modified from time to time. From and after the date hereof, all references in the Loan Agreement to "this Agreement," "hereof," "herein," or similar terms, shall mean and refer to the Loan Agreement as waived and amended by this Agreement.

                  (g) This Agreement may be executed by the parties hereto individually or in combination, in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same agreement.

                  (h) This Agreement shall be governed and controlled by the laws of the State of New York without reference to its choice of law principles.


                            (Signature Page Follows)

                  IN WITNESS WHEREOF, each of the Borrowers, BCM-Alabama, the Lenders and the Agent have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.



SMITH TECHNOLOGY CORPORATION,                RIEDEL ENVIRONMENTAL SERVICES INC.,
formerly known as
Smith Environmental
Technologies Corporation                     By:
                                                --------------------------------
                                                 (Title)


By:
   -----------------------------------
    (Title)


BCM ENGINEERS INC.,                           THE CHASE MANHATTAN BANK, as a
a Pennsylvania corporation                    Lender and as Agent, formerly
                                              known as Chemical Bank



By:                                           By:
   -----------------------------------           -------------------------------
    (Title)                                        (Title)


BCM ENGINEERS INC.,                           BTM CAPITAL CORPORATION,
an Alabama corporation                        formerly known as
                                              BOT Financial Corporation


By:                                           By:
   -----------------------------------           -------------------------------
    (Title)                                        (Title)

                                     ANNEX I





                                                                                                      TERM LOAN, AND
                                                                                                      UNBILLED TERM
                                                                          REVOLVING LOAN                  LOAN
      NAME AND ADDRESS OF LENDERS             COMMITMENT                   COMMITMENT                  COMMITMENT
----------------------------------------- ------------------------   ------------------------    -------------------------

BTM Capital Corporation,                      $16,262,167.03              $12,250,000                  $4,012,167.03
formerly known as BOT Financial
Corporation
2001 Ross Avenue
Suite 3160
Dallas, Texas  75201



The Chase Manhattan Bank,                     $16,262,167.03              $12,250,000                  $4,012.167.03
formerly known as
Chemical Bank
633 Third Avenue
New York, New York 10017
                                          ========================   ========================    =========================
                                             $32,524, 334.06              $24,500,000                  $8,024,334.06

                                    EXHIBIT F


                           FORM OF UNBILLED TERM NOTE


EXECUTED AS OF THE ____ DAY OF
_______, 1997


$---------------


                           FOR VALUE RECEIVED, SMITH TECHNOLOGY CORPORATION, BCM
ENGINEERS INC., AN ALABAMA CORPORATION AND RIEDEL ENVIRONMENTAL SERVICES INC. (each a "Borrower"), jointly and severally promise to pay to the order of [NAME OF LENDER ("PAYEE")], at the office of the Agent located at 633 Third Avenue, 7th Floor, New York, New York 10017, Attention: Credit Deputy, the principal sum of __________________ __________ DOLLARS ($________) on the applicable Maturity
Date or so much of such principal sum as shall be outstanding and unpaid on the applicable Maturity Date. This Unbilled Term Note is executed and delivered in connection with the Loan and Security Agreement dated as of October 18, 1995 (as amended through the date hereof, the "Loan Agreement") among the Borrowers, BCM Engineers, Inc., an Alabama corporation, the various lenders which are or which may become parties to the Loan Agreement (the "Lenders") and The Chase Manhattan Bank, as agent for the Lenders (in such capacity, the "Agent"). Terms which are capitalized in this Unbilled Term Note but are not otherwise defined shall have the meanings ascribed to them in the Loan Agreement. The Borrowers further promise to make scheduled payments of principal and mandatory prepayments of principal of this Unbilled Term Note as set forth in the Fifth Amendment, Waiver and Consent dated as of April 21, 1997 among the Borrowers, the Lenders and the Agent (the "Fifth Amendment") and to pay interest on the outstanding principal amount hereof on the dates and at the rates provided in the Fifth Amendment from the date hereof until payment in full hereof. This Unbilled Term Note is referred to in the Fifth Amendment and is subject to and entitled to all provisions and benefits thereof and of the Loan Agreement.

                           The Borrowers hereby authorize the Agent to charge
any account of any of the Borrowers for all sums payable hereunder as and when such sums become due. If payment hereunder becomes due and payable on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and interest shall be payable thereon at the rate specified during such extension. Credit shall be given for payments made in the manner and at the times provided in the Loan Agreement. It is the intent of the parties that the rate of interest and other charges to the Borrowers under this Unbilled Term Note shall be lawful; therefore, if for any reason the interest or other charges payable hereunder are found by a court of competent jurisdiction, in a final determination, to exceed the limit which Payee may lawfully charge the Borrowers, then the obligation to pay interest or other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to the Borrowers.

                           The principal and all accrued interest hereunder may
be prepaid by the Borrowers, in part or in full, at any time, without penalty.

                           The Borrowers waive the benefit of any law that would
otherwise restrict or limit Payee in the exercise of its right, which is hereby acknowledged, to set-off against the Liabilities, without notice and at any time hereafter, any liability owing from Payee to the Borrowers. The Borrowers waive every defense, counterclaim or setoff which the Borrowers may now have or hereafter may have to any action by the Agent or Payee in enforcing this Unbilled Term Note and/or any of the other Liabilities, or in enforcing the Agent's rights in the Collateral and ratify and confirm whatever the Agent may do pursuant to the terms hereof and of the Loan Agreement and with respect to the Collateral and agree that the Agent shall not be liable for any error in judgment or mistakes of fact or law, other than for gross negligence.

                           The Borrowers, any other party liable with respect to
the Liabilities and any and all endorsers and accommodation parties, and each one of them, if more than one, waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Payee's rights hereunder.

                           The loan evidenced hereby has been made and this
Unbilled Term Note has been delivered at New York, New York. THIS UNBILLED TERM NOTE SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, and shall be binding upon the Borrowers and each of their heirs, legal representatives, successors and assigns. If this Unbilled Term Note contains any blanks when executed by the Borrowers, Payee is hereby authorized, without notice to the Borrowers to complete any such blanks according to the terms upon which the loan or loans were granted. Wherever possible, each provision of this Unbilled Term Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Unbilled Term Note shall be prohibited by or be invalid under such law, such provision shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Unbilled Term Note.

                           To induce Payee to make the loan evidenced by this
Unbilled Term Note, the Borrowers (i) irrevocably agree that, subject to Payee's sole and absolute election, all actions arising directly or indirectly as a result or in consequence of this Unbilled Term Note or any other agreement with Payee, or the Collateral, shall be instituted and litigated only in courts having situs in the City of New York, New York, (ii) hereby consent to the exclusive jurisdiction and venue of any State or Federal Court located and having its situs in said city, and (iii) waive any objection based on forum non-conveniens. IN ADDITION, THE BORROWERS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS UNBILLED TERM NOTE, THE LIABILITIES, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT BY THE BORROWERS OR PAYEE OR WHICH IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP BETWEEN THE BORROWERS AND PAYEE, waives personal service of any and all process, and consents that all such service of process may be made by certified mail, return receipt requested, directed to the Borrowers at the address indicated in the Agent's records; and service so made shall be complete five (5) days after the same has been deposited in the U.S. mails as aforesaid.

                   IN WITNESS WHEREOF, the Borrowers have executed this Unbilled Term Note on the date above set forth.


                         SMITH TECHNOLOGY CORPORATION



                         By:___________________________________
                            Name:
                            Title:


                         BCM ENGINEERS INC.,
                         a Pennsylvania corporation



                         By:___________________________________
                            Name:
                            Title:


                         RIEDEL ENVIRONMENTAL SERVICES,
                         INC.



                         By:___________________________________
                            Name:
                            Title: